                              STOCK EXCHANGE AGREEMENT

    This STOCK EXCHANGE AGREEMENT, dated as of September 13, 1996 (this "Agreement"), is made and entered into by and among KMG-Bernuth, Inc., a Delaware corporation ("KMG"), the stockholders of KMG listed on EXHIBIT A hereto (collectively, the "Stockholders"), W.P. Acquisition Corp., a Texas corporation (the "Company") and Halter Financial Group, Inc., a Texas corporation ("HFG").

                                   RECITALS

    WHEREAS, the respective Boards of Directors of KMG, the Company and HFG have adopted resolutions approving and adopting the proposed stock exchange (the "Exchange") upon the terms and conditions hereinafter set forth in this Agreement;

    WHEREAS, the Stockholders hold all of the issued and outstanding shares of common stock of KMG in the amounts set forth on EXHIBIT A hereto (the "KMG Shares"), and each Stockholder desires to participate in the Exchange;

    WHEREAS, the Exchange is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, KMG will enter into this Agreement for the purpose of making certain representations, warranties, covenants and agreements; and

    WHEREAS, HFG, which holds approximately 60% of the outstanding common stock of the Company, will enter into this Agreement for the purpose of making certain representations, warranties, covenants and agreements.

    NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

                                      ARTICLE 1
                                    THE EXCHANGE

    1.1 THE EXCHANGE. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) each Stockholder will sell, convey, assign, transfer and deliver to the Company stock certificates representing the number of KMG Shares set forth opposite such Stockholder's name on EXHIBIT A hereto, and the Company will issue to the Stockholders, in exchange for the KMG Shares, stock certificates representing an aggregate of 6,510,000 shares of its common stock (the "Company Shares") in the amounts set forth on EXHIBIT A hereto.

    1.2 CLOSING. The closing of the Exchange (the "Closing") shall take place at 11:00 a.m., local time, at the offices of HFG located at 4851 LBJ Freeway, Suite 201, Dallas, Texas

75244 within five business days of the special meeting of shareholders described in SECTION 6.4 of this Agreement, or as soon as practicable after the conditions set forth in ARTICLE 7 have been satisfied or waived or at such other place and time as the parties may agree. Such date is herein referred to as the "Closing Date."

                                       ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES OF KMG

    KMG hereby represents and warrants to the Company and HFG as follows:

    2.1 ORGANIZATION. KMG has been duly incorporated, is validly existing as a corporation and is in good standing under the laws of its state of incorporation, and has the requisite corporate power to carry on its business as now conducted.

    2.2 CAPITALIZATION. The authorized capital stock of KMG consists of 500,000 shares of common stock, par value $.01 per share. As of the date of this Agreement, (a) 12,906 KMG Shares are issued and outstanding and (b) no options to acquire common stock of KMG are outstanding. The KMG Shares, which constitute all of the issued and outstanding capital stock of KMG, are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. At the Closing, the Stockholders will convey to the Company good and marketable title to the KMG Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders' agreements or restrictions.

    2.3 CERTAIN CORPORATE MATTERS. KMG is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where such failure would not have a material adverse effect on KMG's financial condition, results of operations or business. KMG has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

    2.4 AUTHORITY RELATIVE TO THIS AGREEMENT. KMG has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by KMG and the consummation by KMG of the transactions contemplated hereby have been duly authorized by the Board of Directors of KMG and no other actions on the part of KMG are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by KMG and constitutes a valid and binding agreement of KMG, enforceable against KMG in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

    2.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the federal securities laws and the state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by KMG of the transactions contemplated by this Agreement. Upon obtaining the consent set forth on SCHEDULE 2.5 HERETO, neither the execution and delivery of this Agreement by KMG nor the consummation by KMG of the transactions contemplated hereby, nor compliance by KMG with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of KMG, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which KMG or any of its subsidiaries is a party or by which any of them or their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to KMG, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to KMG and its subsidiaries taken as a whole.

                                      ARTICLE 3
                           REPRESENTATIONS AND WARRANTIES
                                 OF THE STOCKHOLDERS

    Each Stockholder severally represents and warrants, as to itself and its respective ownership in the KMG Shares, as follows:

    3.1  OWNERSHIP OF THE KMG SHARES.   The Stockholder owns, beneficially and
of record, good and marketable title to the KMG Shares set forth opposite its name on EXHIBIT A hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholders' agreements. At the Closing, the Stockholder will convey to the Company good and marketable title to the KMG Shares set forth opposite its name on EXHIBIT A hereto, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders' agreements or restrictions.

    3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by the Stockholder (and, in the case of the corporate Stockholder, by the Board of Directors of such Stockholder) and no other actions on the part of the Stockholder are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

    3.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the federal securities laws and the state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Stockholder of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby, nor compliance by the Stockholder with any of the provisions hereof, will (a) in the case of the corporate Stockholder, conflict with or result in any breach of any provisions of the Articles or Certificate of Incorporation or By-Laws of such Stockholder,
(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or its properties may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder (or, in the case of the corporate Stockholder, any of its subsidiaries or any of such subsidiaries' properties or assets), except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to the Stockholder.

    3.4 DISCLOSURE OF INFORMATION. The Stockholder acknowledges that it has been furnished such information regarding the financial condition, results of operations and business of the Company necessary to make an informed decision regarding the Exchange. The Stockholder has had an opportunity to ask questions of and receive answers regarding the Company and its financial condition, results of operations or business and the terms and conditions of the Exchange.

    3.5 INVESTMENT EXPERIENCE. The Stockholder acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Company Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company Shares.

    3.6 RESTRICTED SECURITIES. The Stockholder acknowledges that the Company Shares will not be registered pursuant to the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws, that the Company Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Company Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, the Stockholder is familiar with Rule 144 promulgated under Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent (or a notation may be made in the appropriate records of the Company) in connection with the Company Shares.


    3.7 LEGEND. The Stockholder acknowledges that the certificates representing the Company Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

    THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                                      ARTICLE 4
                          REPRESENTATIONS AND WARRANTIES OF
                                 THE COMPANY AND HFG

    The Company and HFG hereby jointly and severally represent and warrant to KMG and the Stockholders as follows:

    4.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

    4.2 CAPITALIZATION AND OWNERSHIP OF THE COMPANY. The Company's authorized capital stock consists of 40,000,000 shares of common stock, par value $.01 per share, of which 528,457 shares are outstanding as of the date hereof and of which approximately 7,000,000 will be outstanding as of the Closing, and 10,000,000 shares of preferred stock, par value $.01 per share, of which none are outstanding. All issued and outstanding shares of common stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. When issued, the Company Shares will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as provided in SECTION 6.3 of this Agreement and in that Consulting Agreement by and between KMG and Gilman Financial Corporation, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which the Company or HFG are parties or which are binding upon the Company or HFG providing for the issuance by the Company or transfer by the Company or HFG of additional shares of its capital stock and the Company has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, stock appreciation or similar rights, contracts, arrangements or commitments. Except as provided in SECTION 6.4 of this Agreement, there are no voting trusts or any other agreements or understandings with respect to the voting of the Company's capital stock.

    4.3 CERTAIN CORPORATE MATTERS. The Company is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of the Company's properties or nature of the Company's business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. The Company has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. The Company has delivered to KMG true, accurate and complete copies of its Articles of Incorporation and By-Laws, which reflect all amendments and restatements thereto at any time prior to the date of this Agreement. The records of meetings of the shareholders and Board of Directors of the Company are complete and correct in all material respects. The stock records of the Company and the shareholder lists of the Company that the Company has previously furnished to KMG are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of the Company's capital stock and any other outstanding securities issued by the Company. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws in any material respect. The Company is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

    4.4 SUBSIDIARIES. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

    4.5 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Company and HFG has the requisite corporate power and authority to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and HFG and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of the Company and HFG and, subject to approval of the Company's shareholders as set forth in this Agreement, no other actions on the part of the Company or HFG are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and HFG and constitutes, subject to approval of the Company's shareholders as set forth in this Agreement, a valid and binding obligation of the Company and HFG, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

    4.6 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the federal securities laws and the state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company and HFG of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company and HFG nor the consummation by the Company or HFG of the transactions contemplated hereby, nor compliance by the Company or HFG with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or By-Laws of Company or HFG, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which either the Company or HFG is a party or by which either of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or HFG, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to the Company or HFG taken as a whole.

    4.7 FINANCIAL STATEMENTS. The Company has delivered to KMG the following audited financial statements: (a) its balance sheets as of July 31, 1996 and October 31, 1995; (b) its statements of operations for the nine months ended July 31, 1996 and the 21 days ended October 31, 1995; (c) its statements of cash flows for the nine months ended July 31, 1996 and the 21 days ended October 31, 1995; and (d) its statements of changes in shareholders' equity for the nine months ended July 31, 1996 and the 21 days ended October 31, 1995 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of its operations and changes in cash flows for such periods.

    4.8 EVENTS SUBSEQUENT TO FINANCIAL STATEMENTS. Since July 31, 1996, there has not been:

    (a) Any adverse change in the financial condition, results of operations or business of the Company;

    (b) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of the Company;

    (c) Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of the Company;

    (d) Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of the Company or any redemption, purchase or other acquisition of any such shares;

    (e) Any subjection to any lien on any of the assets, tangible or intangible, of the Company;

    (f) Any incurrence of indebtedness or liability or assumption of obligations by the Company outside the ordinary course of business;

    (g) Any waiver or release by the Company of any right of any material value;

    (h) Any compensation or benefits paid to officers or directors of the Company;

    (i) Except as contemplated by the Proxy Statement (as defined herein) any change made or authorized in the Articles of Incorporation or By-laws of the Company; or

    (j) Any loan to or other transaction with any officer, director or shareholder of the Company giving rise to any claim or right of the Company against any such person or of such person against the Company.

    4.9 UNDISCLOSED LIABILITIES. The Company has no material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

    4.10      TAX MATTERS.

    (a) The Company has (and as of the Closing Date will have) duly filed all federal, state, local, and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have (or as of the Closing Date will have) been requested or granted and all such tax returns shall in all material respects be true, complete and correct;

    (b) The Company has (and as of the Closing Date will have) paid all taxes due, or claimed by any taxing authority to be due, from or with respect to it;

    (c) The Company has established reserves adequate to pay and fully discharge all taxes not yet due and payable to the Internal Revenue Service or any other taxing authority, and such reserves shall be maintained and be adequate to pay and fully discharge all taxes accrued or incurred through the Closing;

    (d) The Company and, to the Company's knowledge, its former parent company Water Point Systems, Inc. have withheld and paid in the manner prescribed by law, rules, regulations and similar authority, all taxes required to have been withheld or paid or deposited by the Company or, to the Company's knowledge, by Water Point Systems, Inc. in connection with employee wages or any other payments or distributions;

    (e) No audit or other administrative or court proceeding is presently pending with regard to any taxes or tax returns of the Company or, to the Company's knowledge, with regard to Water Point Systems, Inc.;

    (f) The Company is not subject to any agreements relating to allocating or sharing of taxes with any third party;

    (g) To the best knowledge of the Company and HFG, there has been no issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of the tax returns;

    (h) No waiver or extension of any statute of limitations as to any material federal, state, local, or foreign tax matter has been given by or requested from the Company; and

    (i)  The Company has not filed a consent under Section 341 (f) of the Code.

    For the purposes of this SECTION 4.10, a tax is due (and must therefore either be paid or adequately reserved against in the Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

    4.11 REAL PROPERTY. The Company does not own or lease any real property.

    4.12 BOOKS AND RECORDS. The books and records of the Company fairly reflect the transactions to which the Company is a party or by which its properties are bound.

    4.13 QUESTIONABLE PAYMENTS. Neither the Company nor HFG nor any employee, agent or representative of either of them has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any payments from the Company's funds to governmental officials for improper purposes or made any illegal payments from the Company's funds to obtain or retain business.

    4.14 ENVIRONMENTAL MATTERS.

    (a) ENVIRONMENTAL LAWS. To the best knowledge of the Company and HFG, the Company is not currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 ET SEQ.), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), and the regulations promulgated thereunder, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. 6901 ET SEQ.), as amended by the Hazardous and Solid Waste Amendment of 1984 ("RCRA"), and the regulations promulgated thereunder, (iii) any statutes, rules or regulations, whether federal, state or local, relating to asbestos or polychlorinated biphenyls, and (iv) the provisions contained in any applicable state statutes, rules and regulations. This representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the assets and operations of the Company.

    (b) USE OF ASSETS. To the best knowledge of the Company and HFG, the assets of the Company have never been used in a manner that would be in violation of any of the Environmental Laws, including without limitation CERCLA, RCRA and any applicable state statutes, rules or regulations.

    (c) PERMITS. To the best knowledge of the Company and HFG, the Company has not obtained and is not required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by the Company by reason of any Environmental Laws.

    (d) SUPERFUND LIST. To the best knowledge of the Company and HFG, none of the assets owned or leased by the Company are on any federal or state "Superfund" list or subject to any environmentally related liens.

    4.15 INTELLECTUAL PROPERTY. The Company does not own or use any trade-marks, trade-names, service marks, patents, copyrights or any applications with respect thereto. The Company and HFG have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any trade-marks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

    4.16      INSURANCE.  The Company has no insurance policies in effect.

    4.17 CONTRACTS. The Company has no material contracts, leases, arrangements and commitments (whether oral or written). The Company is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property;
(e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; (j) partnership or joint venture; (k) noncompetition or confidentiality; or (l) the sale of personal property.

    4.18 LITIGATION. The Company is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending or, to the best knowledge of the Company and HFG, threatened against the Company. The Company is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings or investigations of the Company, and neither the Company nor HFG know of any basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting the Company or to which the Company is a party.

    4.19 EMPLOYEES. Except as set forth on SCHEDULE 4.19 hereto, the Company does not have any employees. The Company does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees. The Company has no written or oral employment agreements with any officer or director of the Company.
The Company is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by the Company to any shareholder, officer, director or employee of the Company, nor are there any loans or debts payable or owing by any of such persons to the Company or any guarantees by the Company of any loan or obligation of any nature to which any such person is a party.

    4.20 EMPLOYEE BENEFIT PLANS. The Company has no (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by the Company within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

    4.21 LEGAL COMPLIANCE. No claim has been filed against the Company alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. The Company holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

    4.22 BROKER'S FEES. Neither the Company, HFG nor anyone on their behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

    4.23 DISCLOSURE. The representations and warranties and statements of fact made by the Company and HFG in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

                                      ARTICLE 5
                       CONDUCT OF BUSINESS PENDING THE CLOSING

    5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING. The Company and HFG jointly and severally covenant and agree that prior to the Closing Date:

    (a) The Company shall conduct its business and operations only in the usual and ordinary course of business and consistent with past custom and practice;

    (b) Except as necessary to effect the proposals contained in the Proxy Statement, the Company shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any of its assets; (ii) amend or propose to amend its Articles of

    Incorporation or By-Laws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities; (v) create any subsidiaries; (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (c) The Company shall not, and where applicable, HFG shall not, (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital stock; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or the material assets thereof; (iii) incur any indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (d) The Company shall not enter into any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any officers or directors;

    (e) The Company shall not adopt any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

    (f) Except as otherwise required by its Articles of Incorporation or By-Laws, by this Agreement or by applicable law, neither the Company nor HFG shall call any meeting of the Company's shareholders;

    (g) The Company and HFG shall (i) use their best efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made by them in this Agreement untrue at any time prior to the Closing Date as if then made; and (ii) notify KMG of any emergency or other change in the normal course of its business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of the Company, or to the ability of any of the parties hereto to consummate the transactions contemplated by this Agreement;

    (h) The Company and HFG shall notify KMG promptly of any material adverse event or circumstance affecting the Company (including the filing of any material litigation against the Company or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced); and

    (i) The Company shall comply with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes.

    5.2 OTHER ACTIONS. Unless approved in writing by KMG, the Company and HFG shall not to take any action or permit any action to occur that might reasonably be expected to result in any of the representations and warranties of the Company and HFG contained in this Agreement becoming untrue after the date hereof or any of the conditions to the Closing set forth in ARTICLE 7 of this Agreement not being satisfied.

                                      ARTICLE 6
                                ADDITIONAL AGREEMENTS

    6.1 ACCESS AND INFORMATION. Except for information relating to any claims any party may have against the other, KMG and the Company shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives full access during normal business hours throughout the period prior to the Closing to all of its books, records, properties and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party may reasonably request. Each party shall hold in confidence all non-public information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will upon written request deliver to the other all documents, work papers and other material obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

    6.2 PROXY STATEMENT. HFG and its representatives shall, with the assistance of KMG and its representatives (except with respect to the portions regarding the stock option plan described in SECTION 6.3 of this Agreement, which shall be the sole responsibility of KMG and its representatives), prepare a Proxy Statement (the "Proxy Statement") containing proposals relating to (i) this Agreement and the transactions contemplated hereby, (ii) an amendment to the Company's Articles of Incorporation to change the Company's name, (iii) an amendment to the Company's Articles of Incorporation to effect a 1 for 1.5 reverse split of the Company's common stock and (iv) the election of directors proposed by KMG. The Proxy Statement may also contain such other matters as may be mutually agreed upon by the parties hereto, including additional amendments to and the restatement of the Company's Articles of Incorporation, approval of the grant of certain stock options and approval of a stock option plan. The Proxy Statement will be forwarded to the shareholders of the Company to be used with the meeting of the shareholders of the Company to approve the proposals contained therein. The Proxy Statement will not contain an untrue statement of material fact or omit any statement of material fact required to be stated or necessary to be stated to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    6.3 STOCK OPTIONS AND STOCK OPTION PLAN. The parties agree and acknowledge that the Company may issue options to purchase shares of common stock of the Company to David L. Hatcher and other officers of KMG on such terms and conditions as KMG shall determine and may adopt a stock option plan for key executives on such terms and conditions as KMG shall determine.

    6.4 MEETING OF SHAREHOLDERS. The Company shall call a special meeting of its shareholders to be held in accordance with the laws of the State of Texas to consider and vote upon the proposals contained in the Proxy Statement. At such special meeting of shareholders, HFG shall vote in favor of the proposals contained in the Proxy Statement.

    6.5 PRESS RELEASES. The Company and KMG shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this SECTION 6.5 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.


                                   ARTICLE 7
                            CONDITIONS TO CLOSING

    7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE CLOSING. The respective obligations of each party hereto to effect the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

    (a) The proposals contained in the Proxy Statement shall have been approved by the shareholders of the Company in accordance with Texas law and that First Amended Joint Plan of Reorganization Filed by the Official Committee of the Unsecured Creditors and Mark E. Golman, Chapter 11 Trustee dated September 1, 1995, as applicable; and

    (b) No order shall have been entered and remained in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby.

    7.2 ADDITIONAL CONDITIONS TO KMG'S AND THE STOCKHOLDERS' OBLIGATIONS. The respective obligations of KMG and the Stockholders to effect the Closing are subject to the satisfaction of the following additional conditions on or before the Closing Date:

    (a) The representations and warranties set forth in ARTICLE 4 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though then made;

    (b) The Company and HFG shall have performed, in all material respects, each obligation and agreement and complied with each covenant to be performed and complied with by them under ARTICLES 5 AND 6 of this Agreement prior to the Closing Date;

    (c) All consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or to prevent a breach of or a default under or a termination of any agreement material to the Company to which the Company is a party or to which any material portion of the assets of the Company is subject, will have been obtained;

    (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

    (e) KMG and its financial and legal representatives shall have completed a due diligence review of the business, operations and financial statements of the Company, the results of which shall be satisfactory to KMG in its sole discretion;

    (f) KMG and the Stockholders will have received from Looper, Reed, Mark & McGraw Incorporated, counsel to the Company, an opinion addressed to KMG and the Stockholders in a form acceptable to KMG and the Stockholders; and

    (g)  KMG shall have received the consent required under SECTION 2.5;

    (h) At the Closing, the Company shall have delivered or caused to be delivered to KMG and the Stockholders the following:

         (i) a certificate executed on behalf of the Company and HFG stating that the conditions set forth in SECTIONS 7.2(a) THROUGH (d) of this Agreement have been satisfied;

         (ii) certified copies of the resolutions duly adopted by the Company's and HFG's Boards of Directors authorizing and approving the Exchange and the execution, delivery and performance of this Agreement;

         (iii) certified copies of resolutions duly adopted by the Company's shareholders approving the proposals contained in the Proxy Statement;

         (iv) certificates of existence for the Company and HFG from the Secretary of State of the State of Texas, dated not earlier than five days prior to the Closing Date;

         (v) a copy of the Company's Articles of Incorporation certified as of a recent date by the Secretary of State of the State of Texas;

         (vi) an incumbency certificate of the officers of the Company and HFG;

         (vii) resignation from Timothy P. Halter, the Company's sole officer and director effective as of the Closing; and

         (viii) such other documents as KMG may reasonably request in connection with the transactions contemplated hereby.

    7.3 ADDITIONAL CONDITIONS TO THE COMPANY'S AND HFG'S OBLIGATIONS. The respective obligations of the Company and HFG to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

    (a) The representations and warranties set forth in ARTICLES 2 AND 3 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though then made;

    (b) Each of KMG and the Stockholders shall have performed, in all material respects, each obligation and agreement and complied with each covenant required to be performed and complied with by them under ARTICLE 6 of this Agreement prior to the Closing Date;

    (c) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

    (d) The Company shall have received from Woods & Jackson, L.L.P., counsel to KMG, an opinion addressed to the Company and HFG, dated the Closing Date in a form acceptable to the Company; and

    (e) On the Closing Date, KMG and, where applicable, the Stockholders shall have delivered to the Company the following:

         (i) a certificate executed on behalf of KMG and each Stockholder stating that the conditions set forth in SECTIONS 7.3(a) THROUGH (c) of this Agreement have been satisfied;

         (ii) a certificate executed on behalf of each Stockholder stating that the representations and warranties set forth in ARTICLE 3 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the

         Closing Date as though then made;

         (iii) certified copies of resolutions duly adopted by KMG's and the corporate Stockholder's Boards of Directors authorizing and approving the Exchange and the execution, delivery and performance of this Agreement;

         (iv) a good standing certificate for KMG from the Secretary of State of the State of Delaware, dated not earlier than five days prior to the Closing Date;

         (v) a copy of KMG's Certificate of Incorporation certified by the Secretary of State of the State of Delaware;

         (vi) an incumbency certificate of the officers of KMG and the corporate Stockholder; and

         (vii) such other documents as the Company may reasonably request in connection with the transactions contemplated hereby, including executed blank instruments of transfer.

                                   ARTICLE 8
                                    REMEDIES

    8.1 SURVIVAL. The respective representations and warranties of HFG and the Company contained in this Agreement shall survive the Closing. The obligations to indemnify pursuant to this SECTION 8 shall survive the Closing for a period of two years from the Closing Date.

    8.2  INDEMNIFICATION BY HFG. Subject to the terms and conditions of this
ARTICLE 8, HFG agrees to indemnify, defend and hold KMG and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, actions, causes of action, fines, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by any such person or entity by reason of or resulting from a breach of any representation, warranty, non-fulfillment of any agreement or covenant of the Company or HFG contained in this Agreement.

    8.3 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of HFG to KMG under this SECTION 8 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

    (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, KMG shall give HFG written notice thereof together with a copy of such claim, process or other legal pleading, and HFG shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that KMG may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by KMG unless (i) HFG has agreed to pay such fees and expenses, (ii) HFG has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both HFG and KMG and KMG has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to HFG (in which case, if KMG informs HFG in writing that it elects to employ separate counsel at the expense of HFG, HFG shall not have the right to assume the defense of such action on behalf of KMG, it being understood, however, that HFG shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for KMG, which firm shall be designated in writing by KMG).

    (b) In the event that HFG, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, KMG will (upon further notice to HFG) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of HFG and at HFG's expense, subject to the right of HFG to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

    (c) Notwithstanding the foregoing, HFG shall not settle any claim without the consent of KMG unless such settlement involves only the payment of money and the claimant provides to KMG a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, HFG shall not settle the claim without the prior consent of KMG.

    (d) KMG and HFG will each cooperate with all reasonable requests of the other.

    8.4 REMEDIES NOT EXCLUSIVE. The remedies provided in this ARTICLE 8 shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

                                   ARTICLE 9
                                  TERMINATION

    9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by the mutual consent of the parties hereto.

    9.2 TERMINATION BY ANY PARTY. This Agreement may be terminated by any party hereto if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause shall have used all reasonable efforts to remove such injunction, order or decree.

    9.3 MATERIAL BREACH. This Agreement may be terminated if there has been a material breach of this Agreement and such breach has not been cured by the alleged breaching party within 30 days of receipt of written notice from a non-breaching party detailing such breach.

    9.4 TERMINATION BY KMG. This Agreement may be terminated by KMG in its sole discretion at any time prior to the Closing.

    9.5 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this ARTICLE 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to SECTION 6.1.

                                  ARTICLE 10
                              GENERAL PROVISIONS

    10.1 FEES AND EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay their own fees, expenses and disbursements and those of their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments to it.

    10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to KMG or the Stockholders:

    Mr. David Hatcher, President
    KMG-Bernuth, Inc.
    10611 Harwin Drive
    Houston, Texas 77036

    (b) if to the Company or HFG:

    Timothy P. Halter, President
    Halter Financial Group, Inc.
    4851 LBJ Freeway, Suite 201
    Dallas, Texas 75244

    10.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

    10.4 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

    10.5 MISCELLANEOUS. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

    10.6 SEPARATE COUNSEL. Each party hereby expressly acknowledges that it has been advised and urged to seek its own separate legal counsel for advice with respect to this Agreement.

    10.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

    10.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

    10.9 WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KMG-BERNUTH, INC.
By:   /s/ DAVID L. HATCHER
    -------------------------------
      David L. Hatcher, President

W.P. ACQUISITION CORP.
By:   /s/ TIMOTHY P. HALTER
    -------------------------------
      Timothy P. Halter, President

HALTER FINANCIAL GROUP, INC.
By:   /s/ TIMOTHY P. HALTER
    -------------------------------
      Timothy P. Halter, President

STOCKHOLDERS:
      /s/ DAVID L. HATCHER
    -------------------------------
      David L. Hatcher

      /s/ BOBBY D. GODFREY
    -------------------------------
      Bobby D. Godfrey

Valves Incorporated of Texas, Inc.
By:   /s/ FRED C. LEONARD
    -------------------------------
      Fred C. Leonard, President

                                  SCHEDULE 2.5

    The consent of Southtrust Bank of Alabama, National Association ("Southtrust"), pursuant to the terms of that certain Revolving Loan Agreement dated August 1, 1996 between KMG and Southtrust to (i) the exchange contemplated by this Agreement and (ii) the stock options and the stock option plan contemplated by SECTION 6.3 of this Agreement.

                                 SCHEDULE 4.20

    NAME OF EMPLOYEE:                  POSITIONS:
    ----------------                   ----------

    Timothy P. Halter                  Chairman of the Board, President,
                                       Secretary and Treasurer

                                   EXHIBIT A

                              Number of Shares Owned     Number of Shares of the
Stockholders                   of KMG-Bernuth, Inc.       Company to be Issued
------------                  ----------------------     -----------------------

David L. Hatcher                     10,000                     5,078,003
Bobby D. Godfrey                      1,538                       780,997
Valves Incorporated of Texas,
  Inc.                                1,282                       651,000
                                     ------                     ---------
    TOTAL                            12,820                     6,510,000